Exhibit 10.10

EMPLOYMENT AGREEMENT	ANSTELLUNGSVERTRAG

entered into by and between	zwischen

Atotech Deutschland GmbH Erasmusstraße 20 10553 Berlin
– hereinafter referred to as the “Company” –	– nachfolgend die “Gesellschaft” –

and	und

Gertjan Willem van der Wal

(the Company and Mr. van der Wal together hereinafter referred to as the “Parties”)	(die Gesellschaft und Herr van der Wal nachfolgend zusammen als die “Parteien”)

Art. 1 Area of Responsibility; Working Time; Place of Work	Art. 1 Verantwortungsbereich; Arbeitszeit; Arbeitsort

1.  Mr. van der Wal shall be employed by the Company as President, General Metal Finishing. Mr. van der Wal will report to the CEO. In his function Mr. van der Wal shall devote his full working capacity to the Company and shall promote its interests to the best of his abilities.

1.  Herr van der Wal wird von der Gesellschaft als President, General Metal Finishing beschäftigt. Mr. van der Wal wird an den CEO berichten. In seiner Funktion wird Herr van der Wal seine volle Arbeitskraft der Gesellschaft widmen und ihre Interessen nach besten Kräften fördern.

2.  Upon the Company’s request, Mr. van der Wal shall also assume responsibilities in companies affiliated with the Company in the meaning of sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz – AktG) (“Affiliated Company”), e.g. as a managing board member, managing director, supervisory board member or similar executive officer. At the request of the Company, at the latest on the termination of his employment relationship, Mr. van der Wal shall resign from such offices with immediate effect. Except as otherwise agreed upon, the assumption of such responsibilities shall not establish any additional employment contract or service agreement. Any remuneration received in relation to such additional responsibilities shall be offset against the remuneration entitlements under this agreement.

2.  Herr van der Wal wird auf Aufforderung der Gesellschaft weitere Positionen in Gesellschaften übernehmen, die mit der Gesellschaft i.S.v. §§ 15 ff. AktG verbunden sind (“Verbundene Unternehmen”), z.B. als Vorstandsmitglied, Geschäftsführer, Mitglied des Aufsichtsrats oder in vergleichbar verantwortlicher Position. Auf Verlangen der Gesellschaft, spätestens jedoch bei der Beendigung seines Anstellungsverhältnisses, hat Herr van der Wal diese Ämter mit sofortiger Wirkung niederzulegen. Soweit nicht abweichend vereinbart, wird durch die Übernahme solcher Positionen kein weiterer Arbeits- oder Dienstvertrag begründet. Sämtliche Vergütungen, die im Zusammenhang mit der Übernahme solcher weiterer Positionen gewährt werden, werden auf die Vergütungsansprüche aus diesem Anstellungsvertrag angerechnet.

3. Mr. van der Wal currently has his	3. Herr van der Wal hat seinen

regular office in Berlin (Germany). A relocation of Mr. van der Wal’s place of work requires his consent. Mr. van der Wal shall have to travel nationally and internationally as required by business purposes.

Dienstsitz derzeit in Berlin (Deutschland). Eine Verlegung von Herrn van der Wal’s Dienstsitz erfordert seine Zustimmung. Herr van der Wal ist zu nationalen und internationalen Reisen verpflichtet, soweit dies geschäftlich erforderlich ist.

Art. 2 Compensation	Art. 2 Vergütung

1. The Company shall pay to Mr. van der Wal the following compensation for his services:	1. Die Gesellschaft wird Herrn van der Wal für seine Tätigkeit die folgende Vergütung gewähren:

a)  an annual fixed base salary in the amount of EUR 326,340 gross (“Fixed Base Salary”), subject to mandatory deductions including tax and national social insurance contributions. The Fixed Base Salary shall be paid in twelve equal monthly instalments at the end of the respective calendar month and will be transferred to a domestic bank account nominated by Mr. van der Wal. If this employment contract commences or terminates during an ongoing calendar year, the Fixed Base Salary for this calendar year shall be calculated on a pro rata temporis basis.

a)  ein jährliches festes Grundgehalt in Höhe von EUR 326.340 brutto (“Fixed Base Salary”), abzüglich der gesetzlich einzubehaltenden Steuern und Sozialversicherungsbeiträge. Das Fixed Base Salary ist in 12 gleichen monatlichen Raten am Ende eines jeden Kalendermonats auf ein von Herrn van der Wal zu benennendes inländisches Bankkonto zu zahlen. Sofern dieser Anstellungsvertrag unterjährig beginnt oder endet, wird das Fixed Base Salary für das entsprechende Kalenderjahr zeitanteilig berechnet.

b)  an annual variable performance related bonus of 60 % of the Fixed Base Salary (“Annual Bonus”) subject to the full achievement (100%) of economic and performance related objectives to be determined by the Company, after prior approval of the board of directors of Atotech UK TopCo Limited, on an annual basis using reasonable

b)  einen jährlichen leistungsbezogenen Bonus in Höhe von 60 % des Fixed Base Salary (“Annual Bonus”), der von der vollständigen Erreichung (100%) wirtschaftlicher und leistungsbezogener Ziele abhängt, die von der Gesellschaft, nach vorheriger Zustimmung des Board of Directors der Atotech UK TopCo Limited,

discretion in the meaning of section 315 German Civil Code (Bürgerliches Gesetzbuch – BGB). In case of overachievement of the determined objectives the maximal Annual Bonus is capped at 150 % of the Fixed Base Salary. Any Annual Bonus shall be paid on or before the later of (i) 30 April of the following calendar year or (ii) within 4 weeks of the approval of the audited accounts for the relevant financial year. The bonus payment will be transferred to a domestic bank account nominated by Mr. van der Wal. If this agreement commences during an ongoing fiscal year, the Annual Bonus for the relevant year shall be calculated on a pro rata temporis basis. If the employment terminates prior to the end of the respective fiscal year, the following shall apply:

jährlich nach billigem Ermessen im Sinne des § 315 BGB festgelegt werden. Im Fall einer Übererfüllung der festgelegten Ziele ist der Annual Bonus maximal auf 150 % des Fixed Base Salary begrenzt. Ein etwaiger Annual Bonus ist spätestens zum späteren Zeitpunkt der folgenden Zeitpunkte auf ein von Herrn van der Wal zu benennendes inländisches Bankkonto zu zahlen: (i) 30. April des folgenden Kalenderjahres oder (ii) innerhalb von 4 Wochen nach Feststellung des geprüften Jahresabschlusses für das entsprechende Geschäftsjahr. Sofern der Anstellungsvertrag unterjährig beginnt, wird der Annual Bonus für das entsprechende Geschäftsjahr zeitanteilig berechnet. Sofern das Anstellungsverhältnis vor dem Ende des jeweiligen Geschäftsjahres endet, gilt Folgendes:

•   If Mr. van der Wal’s employment is terminated by the Company without cause during a fiscal year, the Annual Bonus will be calculated on a pro rata temporis basis, i.e. Mr. van der Wal will receive the pro rata portion of the Annual Bonus, he would have been entitled to had he completed the full fiscal year.

•   Falls das Anstellungsverhältnis mit Herrn van der Wal durch die Gesellschaft ohne wichtigen Grund während eines Geschäftsjahres beendet wird, erhält Herr van der Wal für das entsprechende Geschäftsjahr einen zeitanteiligen Anteil des Annual Bonus, auf den er Anspruch gehabt hätte, wenn er das ganze Geschäftsjahr gearbeitet hätte.

• If Mr. van der Wal’s employment is terminated for any other reason (by the Company or by Mr. van der Wal) during a fiscal year, no Annual Bonus will be paid for the	• Falls das Anstellungsverhältnis mit Herrn van der Wal aus einem anderen Grund (durch die Gesellschaft oder durch Herrn van der Wal) während eines

respective fiscal year to Mr. van der Wal.	Geschäftsjahres beendet wird, hat Herr van der Wal für das entsprechende Geschäftsjahr keinen Anspruch auf den Annual Bonus.

2.  The compensation provided for in Art. 2 para. 1 above shall be deemed full consideration for all services performed by Mr. van der Wal including any services for Affiliated Companies and any services Mr. van der Wal may for operational reasons be required to perform outside the Company’s regular business hours.

2.  Die in Art. 2. Abs. 1 zugesagte Vergütung deckt sämtliche von Herrn van der Wal erbrachten Tätigkeiten ab, inklusive Tätigkeiten für Verbundene Unternehmen und solche Tätigkeiten, die Herr van der Wal aus geschäftlichen Gründen außerhalb der regulären Geschäftszeiten der Gesellschaft erbringt.

Art. 3 Expenses; Company Car	Art. 3 Auslagenerstattung; Company Car

1.  The Company shall reimburse Mr. van der Wal for reasonable expenses incurred in performing the agreed services (e.g. travel and lodging etc.) in accordance with all tax provisions and the Company’s expense policies, as amended from time to time, subject to presentation of appropriate documents in support of those expenses.

1.  Die Gesellschaft erstattet Herrn van der Wal angemessene Spesen, die bei der Wahrnehmung der dienstlichen Obliegenheiten entstanden sind (z.B. Reisekosten, Übernachtungskosten usw.), im Rahmen der steuerrechtlichen Bestimmungen und der Spesenrichtlinien der Gesellschaft in der jeweils geltenden Fassung gegen Vorlage geeigneter Belege.

2.  Mr. van der Wal shall continue to be entitled to a company car (leased car) for business and private purposes in accordance with the respective regulations of the Company (car policy), as amended from time to time. Any taxes payable on the benefit in kind resulting from private use of the company car are to be borne by Mr. van der Wal.

2.  Die Gesellschaft stellt Herrn van der Wal weiterhin einen Dienstwagen (Leasingfahrzeug) zur dienstlichen und privaten Nutzung gemäß der Dienstwagenregelung der Gesellschaft in ihrer jeweils aktuellen Fassung. Die auf die Privatnutzung des Dienstwagens entfallenden Steuern sind von Herrn van der Wal zu tragen.

Art. 4 Insurances	Art. 4 Versicherungen

1.  The Company shall take out accident insurance for Mr. van der Wal as per the Company’s policy as amended from time to time. Such insurance shall also cover accidents occurring outside the scope of Mr. van der Wal employment and shall provide Mr. van der Wal or his heirs with minimum benefits in the following amounts:

1.  Die Gesellschaft wird zugunsten von Herrn van der Wal eine Unfallversicherung, die auch Unfälle im Privatbereich abdeckt, nach den Richtlinien der Gesellschaft in der jeweils gültigen Fassung abschließen, aus der Herr van der Wal bzw. seine Erben im Versicherungsfall mindistens folgende Leistungen erhält:

• EUR 600,000 in the event of death	• EUR 600.000,- im Todesfall

• EUR 1,250,000 in the event of disability.	• EUR 1.250.000,- bei Invalidität.

Any claim to benefits shall be subject to the terms and conditions of the applicable insurance policy. The premium payments made by the Company shall form part of Mr. van der Wal taxable income.

Ein Anspruch auf diese Leistungen besteht nur nach Maßgabe der entsprechenden Versicherungsbedingungen. Die von der Gesellschaft gezahlten Prämien werden den steuerpflichtigen Bezügen von Herrn van der Wal hinzugerechnet.

2.  The Company agrees to obtain D&O insurance (Directors & Officers Liability Insurance) for Mr. van der Wal subject to the terms and conditions of the applicable insurance policy and to maintain it during the entire duration of the employment or to include Mr. van der Wal in an existing D&O insurance as an insured person.

2.  Die Gesellschaft verpflichtet sich zugunsten von Herrn van der Wal eine D&O-Versicherung (Directors & Officers Liability Insurance) nach Maßgabe der entsprechenden Versicherungsbedingungen während der gesamten Laufzeit des Anstellungsverhältnisses aufrecht zu erhalten oder Herrn van der Wal in eine bestehende D&O-Versicherung als versicherte Person einzubeziehen.

Art. 5 Prevention from Work; Continued Payment of Compensation in the Event of Illness or Accident	Art. 5 Arbeitsverhinderung; Entgeltfortzahlung im Krankheitsfall oder bei Unfall

1. In the event that Mr. van der Wal is prevented from the performance of his duties, he shall inform the Company immediately and keep it informed.	1. Sollte Herr van der Wal an der Erfüllung seiner Pflichten verhindert sein, wird er die Gesellschaft unverzüglich hierüber informieren und fortlaufend informiert halten.

2.  If Mr. van der Wal is prevented from performing his work due to illness for more than three calendar days, he shall be required to submit to the Company, no later than the following working day and without being requested to do so, a medical certificate indicating such incapacity for work and its expected duration. If the illness continues for a period exceeding the period indicated in the initial medical certificate, a follow-up certificate shall be submitted not later than at the beginning of the first working day following the expiry of the period indicated in the most recent medical certificate.

2.  Falls Herr van der Wal aufgrund von Krankheit länger als drei Kalendertage an seiner Arbeitsleistung gehindert ist, ist er verpflichtet, der Gesellschaft spätestens am darauffolgenden Tag unaufgefordert ein ärztliches Attest über die Arbeitsunfähigkeit und deren voraussichtliche Dauer vorzulegen. Dauert die Arbeitsunfähigkeit länger als in der ärztlichen Bescheinigung angegeben, ist Herr van der Wal verpflichtet, spätestens am ersten Werktag nach Ablauf der vorangegangenen Bescheinigung eine neue Bescheinigung vorzulegen.

3. If Mr. van der Wal, through no fault of his own, is prevented from performing his work due to illness, payment of his remuneration shall continue pursuant to the statutory provisions.	3. Sollte Herr van der Wal aufgrund einer nicht selbst verschuldeten Krankheit vorübergehend arbeitsunfähig sein, hat er nach den gesetzlichen Bestimmungen Anspruch auf Fortzahlung seiner Vergütung.

4. Mr. van der Wal hereby assigns to the Company all damage claims other than damages for pain and suffering where Mr. van der Wal is injured by a third party insofar as the Company	4. Herr van der Wal tritt hiermit seine Schadensersatzansprüche mit Ausnahme von Schmerzensgeldansprüchen, die ihm aufgrund einer Verletzung gegen

continues paying Mr. van der Wal’s remuneration according to this agreement.	Dritte zustehen, in dem Umfang an die Gesellschaft ab, in welchem die Gesellschaft gemäß dieses Anstellungsvertrages Entgeltfortzahlung an ihn leistet.

Art. 6 Vacation	Art. 6 Urlaub

1.  Mr. van der Wal shall be entitled to 20 working days of vacation per full calendar year based on five working days per week (Monday to Friday) (“Statutory Vacation”). The provisions of the German Federal Vacation Act (Bundesurlaubsgesetz – BUrlG) shall apply to the Statutory Vacation with the exception that untaken vacation accrued in a calendar year can be taken until the 30 April of the following calendar year.

1.  Herr van der Wal hat Anspruch auf 20 Werktage Urlaub pro Kalenderjahr, wobei pro Woche fünf Werktage (Montag bis Freitag) zu Grunde gelegt werden (“Gesetzlicher Urlaub”). Die Vorschriften des Bundesurlaubsgesetzes finden auf den Gesetzlichen Urlaub Anwendung, mit der Ausnahme, dass nicht genommener Urlaub eines Kalenderjahres bis zum 30. April des darauffolgenden Kalenderjahres genommen werden kann.

2.  Mr. van der Wal shall be entitled to 10 additional working days of vacation per calendar year (“Additional Vacation”). Any untaken Additional Vacation shall lapse on 30 April of the following calendar year. This also applies if Mr. van der Wal was unable to take vacation for personal reasons not within his responsibility (e.g. because of illness). In the event the employment relationship does not subsist for full twelve months during one calendar year, the Additional Vacation shall be calculated on a pro rata temporis basis. The Additional Vacation shall only be granted after the Company has fulfilled the Statutory Vacation entitlements of

2.  Herr van der Wal hat Anspruch auf weitere 10 Werktage Urlaub pro Kalenderjahr (“Zusätzlicher Urlaub”). Nicht genommener Zusätzlicher Urlaub eines Kalenderjahres verfällt zum 30. April des darauffolgenden Kalenderjahres. Dies gilt auch, wenn Herr van der Wal den Urlaub aus persönlichen Gründen, die von ihm nicht zu vertreten sind (z.B. infolge Krankheit), nicht nehmen konnte. Für den Fall, dass das Anstellungsverhältnis in einem Kalenderjahr nicht volle zwölf Monate besteht, wird der Anspruch auf Zusätzlichen Urlaub zeitanteilig berechnet. Der Anspruch auf Zusätzlichen Urlaub wird von der

Mr. van der Wal.	Gesellschaft erst erfüllt, nachdem die Gesellschaft den Anspruch auf den Gesetzlichen Urlaub von Herrn van der Wal vollständig erfüllt hat.

3. The duration and dates of each vacation shall be coordinated with the Company taking into account the interests of Mr. van der Wal and the interests of the Company.	3. Die Dauer und die Lage jedes Urlaubs sind mit der Gesellschaft unter Berücksichtigung der Interessen von Herrn van der Wal und der Gesellschaft abzustimmen.

Art. 7 Company Pension	Art. 7 Betriebliche Altersversorgung

The Company and Mr. van der Wal are in agreement that Clause 7 of the Employment Agreement entered into between them dated 26/30 June 2008 shall continue to apply with the proviso that Mr. van der Wal will participate in a new pension plan of Atotech Nederland B.V. as soon as, and effective as of the date, it is introduced for the employees of Atotech Nederland B.V. From that date his participation in the current pension plan of Atotech Nederland B.V. will not be continued.	Die Gesellschaft und Herr van der Wal vereinbaren, dass Ziffer 7 des zwischen ihnen geschlossenen Arbeitsvertrags vom 26./30. Juni 2008 weiterhin gilt, jedoch mit der Maßgabe, dass Herr van der Wal an einem neuen Pensionsplan der Atotech Nederland B.V. teilnehmen wird, sobald, und zu dem Zeitpunkt zu dem, dieser für die Arbeitnehmer der Atotech Nederland B.V. eingeführt wird. Ab diesem Zeitpunkt wird seine Teilnahme an dem gegenwärtigen Pensionsplan der Atotech Nederland B.V. nicht fortgeführt.

Art. 8 Secondary Employment; Non-Compete Covenant	Art. 8 Nebentätigkeit; Wettbewerbsverbot

1.  Any secondary employment, whether compensated or uncompensated, that could affect the interests of the Company or any Affiliated Company shall require the prior approval of the Company, whereby the Company shall grant its approval unless the envisaged secondary employment impairs legitimate interests of the Company (e.g. inter alia confidentiality or non-compete issues, in particular but not limited to, with regard to the restrictions set out in Art. 8 para. 2 of this agreement). The Company may revoke any approval at any time, if such revocation is justified by legitimate interests of the Company also taking into account Mr. van der Wal’s interests.

1.  Jedwede Nebentätigkeit, ob entgeltlich oder unentgeltlich, welche die Interessen der Gesellschaft oder eines Verbundenen Unternehmens berühren kann, erfordert die vorherige Zustimmung der Gesellschaft, wobei die Gesellschaft ihre Zustimmung erteilen wird, sofern die geplante Nebentätigkeit berechtigte Interessen der Gesellschaft (unter anderem Geheimhaltungs- und Wettbewerbsinteressen, insbesondere im Hinblick auf die in Art. 8 Abs. 2 dieses Anstellungsvertrages genannten Beschränkungen) nicht beeinträchtigt. Die Gesellschaft kann eine erteilte Zustimmung jederzeit widerrufen, wenn dies auch unter Berücksichtigung der Belange von Herrn van der Wal durch berechtigte Interessen der Gesellschaft gerechtfertigt ist.

2.  For the duration of the employment relationship, Mr. van der Wal undertakes to refrain from working in any form – be it as an executive, employee, consultant or on a self-employed or any other basis – for

2.  Herr van der Wal verpflichtet sich, während der Dauer seines Anstellungsverhältnisses davon abzusehen, in irgendeiner Form – sei es als Organ, Arbeitnehmer, Berater, als Selbstständiger oder in sonstiger Art und Weise – tätig zu werden für

• an undertaking which competes directly or indirectly with the Company or an Affiliated Company or which is affiliated with such competing undertaking, or	• ein Unternehmen, das mit der Gesellschaft oder einem Verbundenen Unternehmen in direktem oder indirektem Wettbewerb steht oder das mit einem solchen konkurrierende Unternehmen verbunden ist, oder

•   an undertaking that is among the top 10 customers in terms of turnover of the general metal finishing division or the top 10 customers in terms of turnover of the electronics division in the last available consolidated financial results of Atotech Group.

•   ein Unternehmen, das unter den Top-10-Kunden in Bezug auf den Umsatz der allgemeinen Metallveredelungssparte (General Metal Finishing Division) oder den Top-10-Kunden in Bezug auf den Umsatz der Elektroniksparte (Electronics Division) jeweils auf Basis des letzten verfügbaren konsolidierten Konzernabschlusses der Atotech Gruppe ist.

In addition, Mr. van der Wal shall likewise be prohibited from setting up, acquiring or holding a direct or indirect interest in such a competing undertaking during his employment relationship with the Company.

Des Weiteren wird Herr van der Wal während der Dauer seines Anstellungsverhältnisses nicht ein solches konkurrierendes Unternehmen gründen, erwerben oder eine direkte oder indirekte Beteiligung an einem solchen konkurrierenden Unternehmen erwerben.

Furthermore, Mr. van der Wal shall be prohibited from advising or supporting, directly or indirectly, customers of the Company or Affiliated Companies as regards an optimization of their purchasing of products or services of the Company or Affiliated Companies, or suppliers of the Company or Affiliated Companies as regards an optimization of their sale of products or services to the Company or Affiliated Companies during his employment.

Darüber hinaus ist es Herrn van der Wal während der Dauer seines Anstellungsverhältnisses nicht gestattet, Kunden der Gesellschaft oder eines Verbundenen Unternehmens im Hinblick auf die Optimierung ihrer Produkt- oder Dienstleistungseinkäufe bei der Gesellschaft oder einem Verbundenen Unternehmen direkt oder indirekt zu beraten oder zu unterstützen, noch Lieferanten der Gesellschaft oder eines Verbundenen Unternehmens im Hinblick auf die Optimierung ihrer Produkt- oder Dienstleistungsverkäufe an die Gesellschaft oder an ein Verbundenes Unternehmen direkt oder indirekt zu beraten oder zu unterstützen.

3. Mr. van der Wal shall be prohibited from soliciting or enticing away directors or employees of the Company or Affiliated Companies during his employment relationship with the Company.	3. Herrn van der Wal ist es untersagt, während der Dauer seines Anstellungsverhältnisses Organmitglieder, Führungskräfte oder Mitarbeiter der Gesellschaft oder Verbundener Unternehmen abzuwerben.

Art. 9 Duty of Confidentiality	Art. 9 Verschwiegenheitsverpflichtung

1.  Mr. van der Wal agrees to keep confidential all matters of a confidential nature concerning the Company or Affiliated Companies which he learns about through his services for the Company or Affiliated Companies and which have not already become public knowledge. In particular, this duty of confidentiality applies to all

1.  Herr van der Wal verpflichtet sich, Stillschweigen hinsichtlich aller vertraulichen Angelegenheiten zu bewahren, die die Gesellschaft oder Verbundene Unternehmen betreffen und die ihm aufgrund seiner Tätigkeit für die Gesellschaft oder Verbundene Unternehmen zur Kenntnis gelangt sind und noch nicht allgemein trade and business secrets. This duty also applies in relation to employees of the Company and Affiliated Companies unless those employees are authorized or entitled to learn about such confidential matters by reason of their position. This duty of confidentiality shall survive the termination of the employment.

bekannt sind. Dies gilt insbesondere für alle Geschäfts- und Betriebsgeheimnisse. Diese Verpflichtung gilt auch gegenüber den Beschäftigten der Gesellschaft und Verbundener Unternehmen, soweit diese nicht ermächtigt oder aufgrund ihrer Position berechtigt sind, von der jeweiligen Angelegenheit Kenntnis zu erlangen. Diese Geheimhaltungsverpflichtung gilt auch nach der Beendigung des Anstellungsverhältnisses fort.

2.  The duty of confidentiality shall not apply to the extent that Mr. van der Wal is obliged by statutory law to disclose information to third parties. In such a case Mr. van der Wal shall inform the Company about any disclosure at least one week in advance if reasonably possible. If this is not reasonably possible, Mr. van der Wal shall inform the Company without undue delay.

2.  Die Geheimhaltungsverpflichtung gilt nicht, soweit Herr van der Wal aufgrund gesetzlicher Vorschriften verpflichtet ist, Information gegenüber Dritten offenzulegen. In diesen Fällen hat Herr van der Wal die Gesellschaft mindestens eine Woche vor der Offenlegung über die geplante Offenlegung zu informieren, sofern dies zumutbar ist. Sollte eine vorherige Information nicht zumutbar sein, wird Herr van der Wal die Gesellschaft unverzüglich informieren.

Art. 10 Return of Property	Art. 10 Rückgabepflichten

Following termination of the employment relationship or Mr. van der Wal release from duty to work pursuant to Art. 12 para. 6 of this agreement, Mr. van der Wal shall, of his own accord, return to the Company all objects of the Company or any Affiliated Company which are in his possession, including all documents, notes and instruments as well as other data stored by technical means, including	Bei Beendigung des Anstellungsverhältnisses oder einer Freistellung von Herrn van der Wal gemäß Art. 12 Abs. 6 dieses Anstellungsvertrages ist Herr van der Wal verpflichtet, aus eigener Initiative sämtliche in seinem Besitz befindliche Gegenstände der Gesellschaft oder Verbundener Unternehmen an die Gesellschaft zurückzugeben,

any copies thereof. The same applies to the company car provided by the Company. The right to retain any documents, objects or data defined in this section is hereby expressly excluded.	einschließlich sämtlicher Dokumente, Papiere und Gerätschaften sowie sonstiger gespeicherter Daten oder Kopien hiervon. Gleiches gilt für den von der Gesellschaft zur Verfügung gestellten Dienstwagen. Ein Zurückbehaltungsrecht an in diesem Artikel beschriebenen Dokumenten, Gegenständen oder Daten wird hiermit ausdrücklich ausgeschlossen.

Art. 11 Inventions; Exclusive License to Use Work Results	Art. 11 Erfindungen; Nutzungs-und Verwertungsrechte

1.  The Company shall be entitled to exclusive use of any inventions and proposed technical improvements, as well as any patents, utility models and designs, etc., developed by Mr. van der Wal in the context of the performance of his duties under this agreement. The German Act on Employees’ Inventions (Arbeitnehmererfindungsgesetz – ArbNErfG) shall apply.

1.  Die Gesellschaft ist berechtigt, etwaige Erfindungen und technische Verbesserungsvorschläge sowie von Herrn van der Wal entwickelte Verfahrenstechniken, Patente, Gebrauchs-und Geschmacksmuster etc., die Herr van der Wal im Zusammenhang mit seiner Tätigkeit gemäß diesem Anstellungsvertrag entwickelt, exklusiv in Anspruch zu nehmen. Es gilt das Arbeitnehmererfindungsgesetz.

2.  All other work results produced by Mr. van der Wal in the context of the performance of his duties and responsibilities under this agreement that are not subject to the German Act on Employee’s Inventions shall be the exclusive property of the Company. Mr. van der Wal hereby transfers all rights to such work results to the Company. To the extent that such work results are protected by copyright, Mr. van der Wal hereby grants the Company the exclusive and unlimited license to use and exploit such

2.  Sämtliche anderen Arbeitsergebnisse, die Herr van der Wal im Rahmen seiner Tätigkeit gemäß diesem Anstellungsvertrag erstellt und die nicht in den Anwendungsbereich des Arbeitnehmererfindungsgesetzes fallen, stehen exklusiv der Gesellschaft zu. Herr van der Wal überträgt hiermit alle Rechte an solchen Arbeitsergebnissen an die Gesellschaft. Soweit an Arbeitsergebnissen Urheberrechtsschutz besteht, räumt Herr van der Wal der Gesellschaft das work results in all forms conceivable now or at a later date with no limitation to time, area and content. This exclusive right shall in particular include the right of the Company to grant a license to third parties and to modify, edit, transform and amend the work results provided that the substantial intellectual character of the work result is preserved. This exclusive license shall survive the termination of this agreement. Mr. van der Wal hereby waives his right to be named as originator of all work results. Mr. van der Wal shall not be entitled to any additional compensation for the exclusive license granted to the Company hereunder. The compensation stipulated in this agreement shall be deemed full and adequate consideration for the exclusive license granted to the Company hereunder. Section 69b of the German Copyright Act (Urheberrechtsgesetz – UrhG) shall apply.

ausschließliche und unbeschränkte Nutzungs- und Verwertungsrecht für sämtliche derzeitigen oder zukünftigen Nutzungs-und Verwertungsarten ein, ohne Beschränkung der Zeit, des Orts und des Inhalts. Dieses ausschließliche und unbeschränkte Nutzungs-und Verwertungsrecht umfasst insbesondere das Recht der Gesellschaft Dritten eine Lizenz an dem Arbeitsergebnis zu erteilen, das Arbeitsergebnis zu modifizieren, zu bearbeiten, umzugestalten und zu ergänzen, solange der wesentliche geistig-schöpferische Charakter des Arbeitsergebnisses erhalten bleibt. Dieses Nutzungs-und Verwertungsrecht besteht auch über die Dauer des Anstellungsvertrages hinaus fort. Herr van der Wal verzichtet hiermit auf sein Recht als Urheber seiner Arbeitsergebnisse genannt zu werden. Ein Anspruch auf gesonderte Vergütung für die eingeräumten Nutzungs-und Verwertungsrechte steht Herrn van der Wal nicht zu. Die Nutzungs-und Verwertungsrechte sind vielmehr über die Vergütung gemäß diesem Anstellungsvertrag abgegolten. § 69b Urheberrechtsgesetz findet Anwendung.

3.  Irrespective of the duties of cooperation pursuant to the German Act on Employee’s Inventions, Mr. van der Wal shall upon request assist the Company in obtaining and receiving acceptance of copyrights and other commercial trademark rights for the results of his work in other countries.

3.  Unbeschadet der aus dem Arbeitnehmererfindungsgesetz resultierenden Kooperationspflichten, wird Herr van der Wal die Gesellschaft auf Verlangen dabei unterstützen, auch in anderen Ländern Urheberrechte und andere wirtschaftliche Schutzrechte für Herrn

For this purpose, Mr. van der Wal shall complete and hand over all applications, declarations of assignment and other legal declarations, sign all documents and perform other legal acts which are necessary or requested by the Company in order to transfer all his rights as originator fully to the Company and to enable the Company, its successors and recipients of the assignment to secure and exploit the full and exclusive use and advantages of the results of his work. Costs arising from the fulfilment of these duties of cooperation shall be refunded by the Company.

van der Wals Arbeitsergebnisse zu erhalten und registrieren zu lassen. Zu diesem Zweck wird Herr van der Wal alle Anmeldungen, Abtretungserklärungen und alle anderen rechtlichen Erklärungen ausfüllen und abgeben, alle notwendigen Dokumente unterzeichnen sowie alle sonstigen rechtlichen Handlungen vornehmen, die erforderlich sind oder von der Gesellschaft verlangt werden, um sämtliche Rechte als Urheber vollständig auf die Gesellschaft zu übertragen, und um es der Gesellschaft, ihren Rechtsnachfolgern und den Abtretungsempfängern zu ermöglichen, die vollständigen und ausschließlichen Nutzungsrechte und Vorteile an den Arbeitsergebnissen zu sichern und diese zu nutzen. Kosten, die durch die Erfüllung dieser Kooperationspflichten entstehen, werden von der Gesellschaft erstattet.

Art. 12 Commencement Date; Termination; Release from Duty to Work	Art. 12 Vertragsbeginn; Beendigung; Freistellung

1. This agreement shall enter into force on 1 December 2019 (“Commencement Date”). The period of employment from 1 September 1989 shall be recognised.	1. Dieser Anstellungsvertrag tritt am 1. Dezember 2019 (“Vertragsbeginn”). Die Betriebszugehörigkeit ab dem 1. September 1989 wird anerkannt.

2. Either party may terminate the employment under observance of a notice period of twelve months to the end of a calendar quarter.	2. Jede Partei kann das Anstellungsverhältnis mit Wirkung zum Ende eines Kalenderquartals unter Einhaltung einer Kündigungsfrist von zwölf Monaten kündigen.

3.  Furthermore, the employment shall end, without notice of termination being required, by the end of the calendar month in which Mr. van der Wal attains the ordinary retirement age of the statutory pension insurance.

3.  Im Übrigen endet das Anstellungsverhältnis, ohne dass es einer gesonderten Kündigung bedarf, mit dem Ablauf des Monats, in dem Herr van der Wal die Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht.

4. The right to terminate this service agreement for cause with immediate effect according to § 626 BGB shall not be affected.	4. Das Recht zur außerordentlichen Kündigung aus wichtigem Grund mit sofortiger Wirkung gemäß § 626 BGB bleibt unberührt.

5. The termination of the employment shall only be valid if made in writing.	5. Eine Kündigung des Anstellungsverhältnisses ist nur gültig, wenn sie in schriftlicher Form erfolgt.

6.  The Company shall be entitled to release Mr. van der Wal irrevocably or revocably, from his duty to work at any time, provided there is an objective reason to do so, inter alia in case of termination – regardless by which party – or in case the basis of trust required for performing this agreement is destroyed. In this case any existing claims to vacation and time-off shall be set off against the period of an irrevocable release. Regarding any other income earned during the release period, section 615 sentence 2 BGB shall apply. Mr. van der Wal’s statutory and contractual non-compete obligations shall continue to apply during a release period.

6.  Die Gesellschaft ist berechtigt, Herrn van der Wal jederzeit unwiderruflich oder widerruflich von seiner Arbeitspflicht freizustellen, wenn für eine solche Freistellung ein sachlicher Grund vorliegt, beispielsweise im Fall einer Kündigung – unabhängig von welcher Partei – oder im Fall, dass das für die Durchführung dieses Vertrages erforderliche Vertrauen zerstört ist. In diesem Fall werden sämtliche Urlaubs- oder sonstigen Freizeitausgleichsansprüche auf die Zeit einer unwiderruflichen Freistellung angerechnet. Auf etwaige anderweitige aus der Verwertung seiner Arbeitskraft resultierende Einkommen von Herrn van der Wal während einer Freistellungsphase findet § 615 Satz 2 BGB Anwendung. Das für Herrn van der Wal geltende gesetzliche und vertragliche Wettbewerbsverbot bleibt auch für die Dauer einer Freistellung in Kraft.

Art. 13 Previous Employment Agreements	Art. 13 Früherer Arbeitsverträge

This employment agreement replaces all employment agreements and ancillary agreements previously concluded between the Company and Mr. van der Wal.	Dieser Anstellungsvertrag ersetzt alle zwischen der Gesellschaft und Herrn van der Wal zuvor abgeschlossenen Arbeitsverträge und alle zwischen der Gesellschaft und Herrn van der Wal vereinbarten Nebenabreden.

Art. 14 Post-Contractual Non-Compete Covenant; Contractual Penalty	Art. 14 Nachvertragliches Wettbewerbsverbot; Vertragsstrafe

1.  Mr. van der Wal shall be prohibited, for a period of 18 months (the Restricted Period) after the end of his employment relationship with the Company, from working in any form – be it as an executive, employee, consultant or on a self-employed or any other basis – for

1.  Herrn van der Wal ist es für einen Zeitraum von 18 Monaten (“Sperrzeit”) nach dem Ende des Anstellungsverhältnisses mit der Gesellschaft untersagt, in irgendeiner Form – sei es als Organmitglied, als Angestellter, Berater oder selbstständig oder auf sonstige Basis – tätig zu werden für

• an undertaking which competes directly or indirectly with the Company or an Affiliated Company or which is affiliated with such competing undertaking, or	• ein Unternehmen, das direkt oder indirekt mit der Gesellschaft oder einem Verbundenen Unternehmen im Wettbewerb steht oder mit einem solchen konkurrierenden Unternehmen verbunden ist, oder

•   an undertaking that is among the top 10 customers in terms of turnover of the general metal finishing division or the top 10 customers in terms of turnover of the electronics division in the last available consolidated financial results of Atotech group, being available

•   ein Unternehmen, das unter den Top-10-Kunden in Bezug auf den Umsatz der allgemeinen Metallveredelungssparte (General Metal Finishing Division) oder den Top-10-Kunden in Bezug auf den Umsatz der Elektroniksparte (Electronics Division) jeweils auf

before the end of Mr. van der Wal’s employment.	Basis des letzten vor dem Ende des Anstellungsverhältnisses verfügbaren konsolidierten Konzernabschlusses der Atotech Gruppe ist.

Excluded from this prohibition are, however, completely subordinate activities for such competing undertaking, which have no relation to Mr. van der Wal’s prior work for the Company.

Ausgenommen von diesem Verbot sind jedoch gänzlich untergeordnete Tätigkeiten bei einem entsprechenden Konkurrenzunternehmen, die keinerlei Bezug zur vorherigen Tätigkeit von Herrn van der Wal bei der Gesellschaft aufweisen.

Mr. van der Wal shall likewise be prohibited from setting up, acquiring or holding a direct or indirect interest in such an undertaking during the Restricted Period.	Gleichfalls ist es Herrn van der Wal nicht gestattet, während der Sperrzeit ein derartiges Unternehmen zu gründen, zu erwerben oder eine direkte oder indirekte Beteiligung daran zu halten.

Furthermore, Mr. van der Wal shall be prohibited from advising or supporting, directly or indirectly, customers of the Company or Affiliated Companies as regards an optimization of their purchasing of products or services of the Company or Affiliated Companies, or suppliers of the Company or Affiliated Companies as regards an optimization of their sale of products or services to the Company or Affiliated Companies during the Restricted Period.

Darüber hinaus ist es Herrn van der Wal während der Sperrzeit nicht gestattet, Kunden der Gesellschaft oder eines Verbundenen Unternehmens im Hinblick auf die Optimierung ihrer Produkt-oder Dienstleistungseinkäufe bei der Gesellschaft oder einem Verbundenen Unternehmen direkt oder indirekt zu beraten oder zu unterstützen, noch Lieferanten der Gesellschaft oder eines Verbundenen Unternehmens im Hinblick auf die Optimierung ihrer Produkt-oder Dienstleistungsverkäufe an die Gesellschaft oder an ein Verbundenes Unternehmen direkt oder indirekt zu beraten oder zu unterstützen.

Finally, Mr. van der Wal shall also be prohibited from soliciting or enticing	Schließlich ist es Herrn van der Wal ebenfalls untersagt, etwaige

away officers, directors or employees of the Company or Affiliated Companies during the Restricted Period.	Organmitglieder, Führungskräfte oder Mitarbeiter der Gesellschaft oder eines Verbundenen Unternehmens während der Sperrzeit abzuwerben.

2.  The geographic scope of the post-contractual non-compete obligations shall apply to activities in or in relation to Germany, China and the United States of America as well as any country in which the Atotech group (taken as a whole) is generating 5 per cent or more of the turnover of the Atotech group (taken as a whole) in the last, i.e. before the end of the employment, available consolidated financial results of the Atotech group.

2.  Der geographische Anwendungsbereich der nachvertraglichen Wettbewerbsbeschränkungen gilt für Tätigkeiten in oder in Bezug auf Deutschland, China und die Vereinigten Staaten von Amerika und jedes andere Land, in dem die Atotech Gruppe (als Ganzes) 5 % oder mehr des Umsatzes der Atotech Gruppe (als Ganzes) gemäß des zuletzt, d.h. vor dem Ende des Anstellungsverhältnisses, verfügbaren konsolidierten Konzernabschlusses der Atotech Gruppe generiert hat.

3.  During the Restricted Period, Mr. van der Wal shall receive a non-compete compensation which amounts, for every year in which the post contractual non-compete obligations apply, to 50% of the total remuneration most recently received by him under this agreement or, if this results in a higher amount, which shall be calculated in accordance with the collective agreement for academically educated employees in the chemical industry as amended from time to time (“Non-Compete Compensation”). Any other non-compete compensation paid by another company of Atotech group that relates to the Restricted Period shall also be deemed to be compensation for the post contractual non-compete obligations under this agreement. Thus, Mr. van der Wal total

3.  Während der Sperrzeit erhält Herr van der Wal eine Entschädigung, die sich für jedes Jahr der Dauer der nachvertraglichen Wettbewerbsbeschränkungen auf 50 % der zuletzt bezogenen vertragsmäßigen Leistungen beläuft oder, falls sich insoweit ein höherer Betrag ergibt, nach dem Manteltarifvertrag für akademisch gebildete Angestellte in der chemischen Industrie in seiner jeweils gültigen Fassung berechnet (“Wettbewerbsverbotsentschädigung”). Jede Karenzentschädigung, die von einem anderen Unternehmen der Atotech Gruppe gezahlt werden sollte und sich auf die Sperrzeit bezieht, gilt zugleich als anzurechnende Entschädigung für die nachvertraglichen non-compete compensation that he receives from the Company and any other company of the Atotech group during the Restricted Period shall in any case not exceed the Non-Compete Compensation. Subject to any mandatory deductions including tax and national social insurance contributions, if applicable, the Non-Compete Compensation shall be paid in equal monthly instalments at the end of the respective calendar month and will be transferred to a domestic bank account nominated by Mr. van der Wal. Since the Restricted Period will not last two full years, insofar the Non-Compete Compensation shall be calculated on a pro rata temporis basis.

Wettbewerbsbeschränkungen gemäß diesem Anstellungsvertrag. Dementsprechend dürfen die Karenzentschädigungen, die Herr van der Wal von der Gesellschaft und von gegebenenfalls anderen Unternehmen der Atotech Gruppe für die Sperrzeit insgesamt erhält, die Wettbewerbsverbotsentschädigung nicht überschreiten. Vorbehaltlich etwaiger gesetzlicher Abzüge einschließlich Steuern und Sozialversicherungsbeiträgen wird die Wettbewerbsverbotsentschädigung in gleichen monatlichen Raten zum Ende des jeweiligen Kalendermonats gezahlt und auf ein von Herrn van der Wal benanntes inländisches Bankkonto überwiesen. Da die Sperrzeit nicht über zwei volle Jahre läuft, wird die Wettbewerbsverbotsentschädigung entsprechend zeitanteilig berechnet.

4.  Mr. van der Wal must allow any other earnings received by him to be deducted from his Non-Compete Compensation pursuant to section 74c German Commercial Code (Handelsgesetzbuch – HGB). During the Restricted Period, Mr. van der Wal must, without being asked to do so, submit a written statement to the Company at the end of each quarter on whether he received income from other sources and if so to what amount. If requested by the Company, Mr. van der Wal shall be obliged to submit proof of his other earnings.

4.  Etwaige anderweitige Einkünfte von Herrn van der Wal sind gemäß § 74c Handelsgesetzbuch (HGB) auf die Wettbewerbsverbotsentschädigung anzurechnen. Während der Sperrzeit hat Herr van der Wal der Gesellschaft unaufgefordert am Ende eines jeden Quartals eine schriftliche Erklärung darüber vorzulegen, ob er Einkünfte aus anderen Quellen erhalten hat und wenn ja in welchem Umfang. Auf Verlangen der Gesellschaft ist Herr van der Wal verpflichtet, Nachweise über seine sonstigen Einkünfte vorzulegen.

5. The Company shall be entitled to waive compliance with the post contractual	5. Die Gesellschaft ist berechtigt, auf die Einhaltung der nachvertraglichen non-compete obligations prior to the expiration of Mr. van der Wal’s employment relationship with the Company. In case of such waiver, Mr. van der Wal shall be released from the post contractual non-compete obligations with immediate effect, while the Company’s obligation to pay the Non-Compete Compensation pursuant to this agreement shall end twelve months after the declaration of such waiver.

Wettbewerbsbeschränkungen vor dem Ende des Anstellungsverhältnisses von Herrn van der Wal zu verzichten. Im Falle eines solchen Verzichts wird Herr van der Wal mit sofortiger Wirkung von den nachvertraglichen Wettbewerbsbeschränkungen frei, während die Verpflichtung der Gesellschaft zur vertragsmäßigen Zahlung der Wettbewerbsverbotsentschädigung im Anschluss an die Verzichtserklärung noch für zwölf Monate fortbesteht.

6.  For each action resulting in a culpable breach of the post-contractual non-compete obligations set out above, Mr. van der Wal shall pay a contractual penalty equal to the gross monthly instalment received by him pursuant to Art. 2 para. 1 lit. a) of this agreement. Should the breach consist of participating in the capital of a competing undertaking or entering into a contract for the performance of a continuing obligation (e.g. an employment, service, commercial agency or consultancy contract), the contractual penalty shall be imposed anew for each full or partial month in which the capital participation or the contract for the performance of a continuing obligation exists (“Ongoing Breach”). Multiple breaches shall each trigger a separate contractual penalty, possibly also more than once within one month. However, if individual breaches occur within the scope of an Ongoing Breach, they shall be covered by the contractual penalty owed for the Ongoing Breach. Where several contractual penalties

6.  Für jede Handlung, die zu einer schuldhaften Verletzung der nachvertraglichen Wettbewerbsbeschränkungen führt, hat Herr van der Wal eine Vertragsstrafe in Höhe einer Bruttomonatsrate im Sinne des Art. 2 Abs. 1 lit. a) dieses Anstellungsvertrages zu zahlen. Sollte es sich bei dem Verstoß um eine Beteiligung an einem konkurrierenden Unternehmen oder um die Eingehung eines Dauerschuldverhältnisses (z.B. Arbeits-, Dienst- Handelsvertreter- oder Beratervertrag) handeln, ist die Vertragsstrafe für jeden vollen oder angefangenen Monat neu verwirkt, in dem die Beteiligung oder das Dauerschuldverhältnis fortbesteht (“Dauerverletzung”). Mehrfache Verstöße lösen jeweils eine separate Vertragsstrafe aus, möglicherweise auch mehr als einmal innerhalb eines Monats. Falls einzelne Verstöße im Rahmen einer Dauerverletzung erfolgen, sind sie von der für die Dauerverletzung verwirkten are imposed during a twelve months period, the total amount of the penalties to be paid shall be limited to six times the gross monthly instalment in the meaning of Art. 2 para. 1 lit. a) of this agreement. The Company reserves the right to assert damages over and above the contractual penalty imposed, as well as to assert all other statutory claims and legal consequences arising from a breach (e.g. injunctive relief, forfeiture of the Non-Compete Compensation for the duration of the breach, etc.).

Vertragsstrafe mitumfasst. Werden mehrere Vertragsstrafen innerhalb eines zwölfmonatigen Zeitraums verwirkt, ist die Gesamtsumme der zu zahlenden Vertragsstrafen auf das Sechsfache einer Bruttomonatsrate im Sinne des Art. 2 Abs. 1 lit. a) dieses Anstellungsvertrages begrenzt. Die Gesellschaft behält sich das Recht vor, Schadensersatz über die verhängten Vertragsstrafen hinaus geltend zu machen und alle anderen gesetzlichen Ansprüche und Rechtsfolgen durchzusetzen, die sich aus einem Vertragsverstoß ergeben (z.B. Unterlassungsanspruch, Verwirkung der Wettbewerbsverbotsentschädigung für die Dauer des Verstoßes etc.).

7.  The post contractual non-compete obligations shall also apply in respect of any legal successor of the Company; it shall in particular pass to an acquirer should the Company be sold. Mr. van der Wal agrees to the transfer of the rights arising from this article to any legal successor.

7.  Die nachvertraglichen Wettbewerbsbeschränkungen gelten auch für einen etwaigen Rechtsnachfolger der Gesellschaft, insbesondere gehen sie bei einer Veräußerung auf den Erwerber über. Herr van der Wal stimmt der Übertragung der Rechte, die sich aus diesem Artikel ergeben, auf etwaige Rechtsnachfolger zu.

8. For the avoidance of doubt, the provisions of sections 74 et seq. HGB, in particular section 74a para. 1 HGB, shall apply.	8. Aus Klarstellungsgründen sei darauf hingewiesen, dass im Übrigen die Bestimmungen der §§ 74 ff. HGB, insbesondere § 74a Abs. 1 HGB, Anwendung finden.

Art. 15 Preclusion Clause	Art. 15 Ausschlussklausel

1. All claims arising from this employment relationship shall be asserted	1. Sämtliche Ansprüche aus diesem Anstellungsverhältnis müssen against the other party within three months in text form (Textform). Claims not asserted within this period shall be forfeited. The preclusion period begins when the claim has become due, but at the earliest when the claimant has gained knowledge of the circumstances substantiating the claim and of the person of the debtor or should have gained such knowledge without gross negligence.

innerhalb von drei Monaten in Textform gegenüber der anderen Partei geltend gemacht werden. Ansprüche, die nicht innerhalb dieser Frist geltend gemacht werden, verfallen. Die Ausschlussfrist beginnt mit der Fälligkeit des jeweiligen Anspruchs, frühestens jedoch ab dem Zeitpunkt, zu dem der Anspruchsteller von den den Anspruch begründenden Umständen und der Person des Schuldners Kenntnis erlangt hat oder ohne grobe Fahrlässigkeit Kenntnis hätte erlangen müssen.

2.  If the other party rejects the asserted claim in text form or does not comment within two weeks, the asserted claim shall be forfeited if it is not asserted in court within a further period of three months.

2.  Sofern die andere Partei dem geltend gemachten Anspruch in Textform widerspricht oder nicht innerhalb von zwei Wochen Stellung nimmt, verfällt der geltend gemachte Anspruch, wenn er nicht innerhalb einer weiteren Frist von drei Monaten gerichtlich geltend gemacht wird.

3.  This preclusion clause shall not apply to claims based on injury to life, body, health or freedom or on an intentional breach of duty as well as to claims which an employee cannot effectively waive by virtue of law, in particular remuneration claims in accordance with statutory minimum wage regulations (Mindestlohnregelungen).

3.  Diese Ausschlussklausel gilt nicht für Ansprüche, die auf der Verletzung des Lebens, des Körpers, der Gesundheit oder der Freiheit oder auf einer vorsätzlichen Pflichtverletzung beruhen sowie für Ansprüche, auf die ein Arbeitnehmer kraft Gesetzes nicht wirksam verzichten kann, insbesondere Vergütungsansprüche gemäß gesetzlicher Mindestlohnregelungen.

Art. 16 Final Provisions	Art. 16 Schlussbestimmungen

1. The Labour and Social Regulations (ASO) in their respectively applicable	1. Die Arbeits- und Sozialordnung (ASO) in ihrer jeweils geltenden version shall form an integral part of this employment agreement, unless stipulated otherwise in this employment agreement. Insofar as the ASO grants claims for compensation, it shall not apply. The provisions of the collective agreement for academically educated employees in the chemical industry in their respectively applicable version (in the event of termination of the collective agreement the most recent version shall apply) shall form an integral part of this employment agreement, unless stipulated otherwise in this employment agreement.

Fassung ist Bestandteil dieses Anstellungsvertrags, soweit dieser Anstellungsvertrag keine von diesen Regeln abweichende Regelungen enthält. Soweit die ASO Ansprüche auf Vergütung gewährt, findet sie keine Anwendung. Die Bestimmungen des Manteltarifvertrags für akademisch gebildete Angestellte in der chemischen Industrie in ihrer jeweils geltenden Fassung (nach einer eventuellen Kündigung des Manteltarifvertrags ist die zuletzt geltende Fassung maßgeblich) sind Bestandteil dieses Anstellungsvertrags, soweit dieser Anstellungsvertrag keine von diesen Regeln abweichende Regelungen enthält.

2. This agreement contains all the agreements and arrangements made between the Parties. There are no oral side agreements.	2. Dieser Anstellungsvertrag enthält sämtliche Vereinbarungen und Abreden, die zwischen den Parteien getroffen wurden. Es existieren keine mündlichen Nebenabreden.

3.  Modifications of and/or amendments to this agreement shall only be valid if made in writing. This shall also apply to the cancellation or amendment of this written form requirement These restrictions do not apply to individual agreements within the meaning of section 305b BGB.

3.  Änderungen und/oder Ergänzungen dieses Anstellungsvertrages sind nur gültig, wenn sie in schriftlicher Form erfolgen. Dies gilt ebenso für die Beseitigung oder Änderung dieses Schriftformerfordernisses. Diese Beschränkungen gelten nicht für Individualabreden im Sinne des § 305b BGB.

4. If any provision hereof is or becomes invalid, the validity of the other provisions hereof shall not be affected thereby. In such a case, the Parties shall be obliged to negotiate an effective	4. Sollte eine der hier getroffenen Regelungen ungültig sein oder werden, wird hiervon die Gültigkeit der übrigen hier getroffenen Regelungen nicht berührt. In solch and reasonable substitute provision which is as consistent as possible with the economic purpose pursued by the Parties with the invalid provision. This shall also apply if a provision is or becomes invalid on account of the scope or extent of an obligation or a time period. In such case, the legally admissible scope or extent of obligation or time period shall apply.

einem Fall sind die Parteien verpflichtet, über eine wirksame und zumutbare Ersatzregelung zu verhandeln, die dem von den Parteien mit der ungültigen Regelung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Dies gilt auch, wenn eine Regelung aufgrund ihrer Reichweite oder Ausdehnung oder ihrer zeitlichen Erstreckung ungültig ist oder wird. In solch einem Fall soll die rechtlich zulässige Reichweite oder Ausdehnung oder zeitliche Erstreckung Anwendung finden.

5. In case of discrepancies between the German and the English version of this agreement, the German version shall prevail.	5. Im Fall von Widersprüchen zwischen der deutschen und der englischen Fassung dieses Anstellungsvertrages ist die deutsche Fassung maßgeblich.

6. This agreement shall be governed by the laws of Germany.	6. Dieser Anstellungsvertrag unterliegt deutschem Recht.

[Signature page to follow / Unterschriftenseite folgt]

Atotech Deutschland GmbH
represented by its managing director Geoff Wild

Frankfurt, 27 January 2020
(place/Ort, date/Datum)

/s/ Geoff Wild
Geoff Wild

Gertjan van der Wal

Berlin, 27 January, 2020
(place/Ort, date/Datum)

/s/ Gertjan van der Wal
Gertjan van der Wal

Confirmation of Receipt/Empfangsbestätigung

Mr. van der Wal confirms the receipt of an original duplicate of this agreement signed by both Parties.	Herr van der Wal bestätigt, eine von beiden Parteien unterzeichnete Originalausfertigung dieses Anstellungsvertrages erhalten zu haben.

Date/Datum:	28 January 2020

Signature/Unterschrift:	/s/ Gertjan van der Wal
Gertjan van der Wal